apital-Plus Partners, LLC.

A Financial Services Company

7620 Olentangy River Road

Columbus, Ohio 43235

(614) 848-7620 / 841-3856 Fax

EXHIBIT C

ACKNOWLEDGMENT AND REPRESENTATION

REGARDING MISDIRECTED PAYMENTS

THIS ACKNOWLEDGMENT AND REPRESENTATION REGARDING MISDIRECTED PAYMENTS (“Acknowledgment”) is made and executed as of this     12      day of

March               , 2009   , by

LBO Capital Corp.

              (Clients Name )

(“Seller”), for the purpose of inducing Capital-Plus Partners, LLC. to enter into a Factoring Agreement (whether now or hereafter existing) wherein Seller agrees to transfer, sell and factor certain accounts receivable to Capital-Plus Partners, LLC..

Seller agrees that, even  though Capital-Plus Partners, LLC. and Seller shall use their best efforts to notify all customers / account debtors of Seller to forward to the designated lock box assigned by Capital-Plus Partners, LLC. to Seller all checks and payments issued in payment of invoices sold to Capital-Plus Partners, LLC., some of such checks for payments may be sent directly to Seller not with standing  the fact that such checks and payments are the sole and exclusive property of Capital-Plus Partners, LLC. as a result of having been sold to Capital-Plus Partners, LLC..  In such circumstances, Seller acknowledges Capital-Plus Partners, LLC.’s legal notification not to negotiate said payments, checks or other form of payment, but to hold them in trust and safekeeping for the benefit of Capital-Plus Partners, LLC. and to turn such check or payment over to Capital-Plus Partners, LLC. In the exact form received by Seller.  That is, Seller agrees to turn such check (s) or payment (s) over to Capital-Plus Partners, LLC. Immediately in kind any such payment, in whole or part, for any invoice purchased, by Capital-Plus Partners, LLC..

In the event Seller receives a check or other form of payment owing to Capital-Plus Partners, LLC., but some portion of payment or said check is owing Seller, Seller shall immediately turn over said check or payment in kind to Capital-Plus Partners, LLC. and Capital-Plus Partners, LLC. Will then remit Seller’s portion thereof in accordance with the Factoring Agreement between Seller and Capital-Plus Partners, LLC..

Seller acknowledges that he / it has been notified by Capital-Plus Partners, LLC. Of the potential civil and / or criminal liability for failure to fully comply herewith, and that cashing, depositing and/or negotiating any check or payment which is the property of Capital-Plus Partners, LLC. could result in civil and/or criminal liability and penalties attendant thereto.  Seller further acknowledges that if any employee of Seller negotiates such a check or payment without Seller’s direct knowledge, Seller may be held liable for such acts of Seller’s employees, agents, or servants.

Seller further acknowledges that he/it has been notified by Capital-Plus Partners, LLC. that any indebtedness by Seller to Capital-Plus Partners, LLC. Arising under the circumstances as described herein above: I) can constitute a debt which may not be discharged in a Court of Bankruptcy; and ii) that the conversion of a check or payment may be deemed an intentional act even though Seller did not specifically intend to take or convert said check or payment and/or damage Capital-Plus Partners, LLC..

The individual(s) signing below as “Guarantor(s)” are executing this Acknowledgment for the purpose of inducing Capital-Plus Partners, LLC. To acquire Seller’s accounts receivable and for the additional purpose of evidencing his/their joint and several liability for any breach by Seller of this acknowledgment.

This Acknowledgment shall remain in force and effect and may not be rescinded for as long as any one or more accounts receivable factored by Capital-Plus Partners, LLC. shall remain unpaid.

LBO Capital Corp. ("Seller")

By:

/S/ Mario DiNello

.

Guarantor (s):

By:

/s/ Mario DiNello

Print Name:

Mario DiNello

Its:

COO

P